Exhibit 14.2

[Business Objects Logo]

BUSINESS OBJECTS S.A.

CODE OF BUSINESS CONDUCT AND ETHICS

FOR FRENCH EMPLOYEES

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INTRODUCTION

     This Code of Business Conduct and Ethics of Business Objects S.A. is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents we file with or submit to the U.S. Securities and Exchange Commission and with the Autorité des Marchés Financiers (the “AMF”) and in our other public communications;

•	compliance with applicable laws, rules and regulations;

     This Code applies to all directors, officers and employees of Business Objects S.A. (the “Company”), who, unless otherwise specified, will be referred to jointly as employees. Agents and contractors of the Company are also expected to read, understand and abide by this Code.

     This Code should help guide your conduct in the course of our business. However, many of the principles described in this Code are general in nature, and the Code does not cover every situation that may arise. Use common sense and good judgment in applying this Code. If you have any questions about applying the Code, it is your responsibility to seek guidance.

     This Code is not the exclusive source of guidance and information regarding the conduct of our business. You should consult applicable policies and procedures in specific areas as they apply. The Code is intended to supplement, not replace other policies and procedures of the Company.

YOUR RESPONSIBILITIES AND GENERAL STANDARDS OF CONDUCT

     You are expected to read and understand this Code of Business Conduct and Ethics.

     You must uphold these standards in day-to-day activities and comply with all applicable policies and procedures in the Code.

     If you are unsure about any situation or any provision of the Code, discuss the matter with your manager or contact the Legal or Human Resources Departments.

Overview

     Honest and ethical conduct is critical to our business. All employees, agents and contractors have a duty to comply with applicable law and to act in an honest and ethical manner.

Compliance with law

     You are responsible for complying with all laws, rules, regulations and regulatory orders applicable to the conduct of our business. If compliance with the Code should ever conflict with law, you must comply with the law.

     You should undertake to acquire knowledge of the legal requirements relating to your duties sufficient to enable you to recognize potential dangers and to know when to seek advice from managers or other appropriate personnel.

     Violations of laws, rules, regulations and orders may subject you to individual criminal or civil liability, in addition to discipline by the Company. Violations may also subject the Company to civil or criminal liability or the loss of business.

No discrimination or harassment

     The Company is committed to providing a work environment that is free of discrimination and harassment. The Company is an equal opportunity employer and makes employment decisions on the basis of merit and business needs. In addition, the Company strictly prohibits harassment or discrimination of any kind, including harassment or discrimination on the basis of race, color, veteran status, religion, gender, sex, sexual orientation, age, mental or physical disability, medical condition, national origin, marital status or any other characteristics protected under federal, state, provincial, or other law or local ordinance.

Health and safety

     You must contribute to help ensure a safe and healthy workplace for all employees.

AVOIDING CONFLICTS OF INTERESTS

Overview

     Your decisions and actions in the course of your employment with the Company should be based on the best interest of the Company, and not based on personal relationships or benefits. You should seek to avoid situations where your personal activities and relationships conflict, or appear to conflict, with the interests of the Company, except under guidelines approved by the Board of Directors. This includes situations where you may have or appear to have an indirect conflict through, for example, a significant other or a relative or other persons or entities with which you have a relationship. A conflict may also arise when you take actions or have interests that make it difficult for you to perform your work for the Company objectively and effectively. You must disclose to the vice president of your department any interest that you have that may, or may appear to, conflict with the interests of the Company.

     There are a variety of situations in which a conflict of interest may arise. While it would be impractical to attempt to list all possible situations, some common types of conflicts are discussed below.

Outside employment and directorships

     Unless you are a non-employee director of the Company, you may not perform services as a director, employee, agent or contractor for a customer, a supplier or any other entity that has a business relationship with the Company without approval from the Company. Non-employee directors of the Company must promptly inform the Company of any such service. You may not perform services as a director, employee, agent or contractor for any competitor of the Company.

     The following types of outside employment are strictly prohibited:

•	employment that conflicts with your work schedule, duties and responsibilities;

•	employment that creates a conflict of interest or is incompatible with your employment with the Company;

•	employment that interferes with the protection of the Company’s proprietary or confidential information;

•	employment that impairs or has a detrimental effect on your work performance with the Company;

•	employment that requires you to conduct work or related activities on the Company’s property during the Company’s working hours or using the Company’s facilities or equipment; and

•	employment that directly or indirectly competes with the business or interests of the Company.

Financial interests in other companies

     You should not have a financial interest—including an indirect interest through, for example, a relative or significant other—in any organization if that interest would give you or would appear to give you a conflict of interest with the Company. You should be particularly sensitive to financial interests in competitors, suppliers, customers, distributors and strategic partners.

Transactions with related parties

     If you have a significant financial interest in a transaction between the Company and a third party—including an indirect interest through, for example, a relative or significant other—you must disclose that interest, and that interest must be approved by the Company. We encourage you to seek guidance if you have any questions as to whether an interest in a transaction is significant.

     If it is determined that the transaction is required to be reported under SEC rules or applicable French law, the transaction will be subject to review and approval by the Audit Committee of the Board of Directors or its delegated committee. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

     Any agreement to be entered into, directly or indirectly, between the Company and its Chief Executive Officer (Directeur Général), one of its executive officers (Directeurs Généraux Délégués), or one of its Directors, must be submitted to the prior authorization of the Board of Directors. Such prior authorization is also required for transactions in which one of the foregoing listed persons listed has an indirect interest. Agreements which are entered into in the ordinary course of business and with terms and conditions which are not out of the ordinary are not subject to the prior authorization of the Board of Directors. Nevertheless, such agreements, except if by reason of their purpose or their financial implications are not significant for both parties, must be disclosed by the interested party to the Chairman of the Board.

Corporate opportunities

     You may not directly or indirectly exploit for personal gain any opportunities that are discovered through the use of corporate property, information or position (e.g. new development idea or commercial opportunity) unless the opportunity is disclosed fully in writing to the Board of Directors or its designated committee and the Board of Directors or its designated committee declines to pursue the opportunity.

Loans by the Company

     Loans from the Company to directors and executive officers (i.e. directeur général, directeurs généraux délégués, and the persons representing the legal entity as directors) are prohibited. Loans from the Company to other officers and employees must be approved in advance by the Board of Directors or its designed committee.

Improper benefits

     You may not receive any improper benefit as a result of your position with the Company.

Guidance and approvals

     Evaluating whether a conflict of interest exists, or may appear to exist, requires the consideration of many factors. We encourage you to seek guidance and approval in any case where you have any questions or doubts. The Company may at any time rescind prior approvals to avoid a conflict of interest, or the appearance of a conflict of interest, for any reason deemed to be in the best interest of the Company.

PUBLIC COMMUNICATIONS

Public communications and filings

     The Company files reports and other documents with regulatory authorities, including the U.S. Securities and Exchange Commission, the Nasdaq National Market, and the AMF. In addition, from time to time the Company makes other public communications, such as issuing press releases.

     Depending upon your position with the Company, you may be called upon to provide information to help assure that the Company’s public reports and communications are complete, fair, accurate and understandable. You are expected to use all reasonable efforts to provide complete, accurate, timely and understandable answers to inquiries related to the Company’s public disclosures. Individuals involved in the preparation of public reports and communications must use all reasonable efforts to comply with our disclosure controls and procedures, which are designed to ensure full, fair, accurate, timely and understandable disclosure in our public reports and communications.

     If you believe that any disclosure is materially misleading or if you become aware of any material information that you believe should be disclosed to the public, it is your responsibility to bring this information to the immediate attention of the Legal Department. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should immediately notify the Audit Committee of the Board of Directors.

Communication procedures

     You may not communicate externally on behalf of the Company unless you are authorized to do so. The Company has established specific policies regarding who may communicate information to the public, the press, market professionals (such as securities analysts, institutional investors, investment advisors, brokers and dealers) and security holders on behalf of the Company:

•	Our Chief Executive Officer, President, Chief Financial Officer and investor relations personnel, and their authorized designees, are our official spokespeople for financial matters.

•	Our Chief Executive Officer, President and corporate communications personnel, and their authorized designees, are our official spokespeople for public comment, press, marketing, technical and other such information.

     You should refer all calls or other inquiries from the press, market professionals or security holders to the Investor Relations Department, which will see that the inquiry is directed to the appropriate persons within the Company.

     All formal communications made to public audiences on behalf of the Company, including formal communications and presentations made to investors, customers or the press, require prior approval of the General Counsel and the Chief Financial Officer. Sales presentations made in the ordinary course of business do not require such approval.

FINANCIAL REPORTING

Overview

     As a public Company, we are required to follow strict accounting principles and standards, to report financial information accurately and completely in accordance with these principles and standards, and to have appropriate internal controls and procedures to ensure that our accounting and financial reporting complies with law. The integrity of our financial transactions and records is critical to the operation of our business and is a key factor in maintaining the confidence and trust of our employees, security holders and other stakeholders.

Compliance with rules, controls and procedures

     It is important that all transactions are properly recorded, classified and summarized in our financial statements, books and records in accordance with our policies, controls and procedures, as well as all generally accepted accounting principles, standards, laws, rules and regulations for accounting and financial reporting. If you have responsibility for or any involvement in financial reporting or accounting, you should have an appropriate understanding of, and you should seek in good faith to adhere to, relevant accounting and financial reporting principles, standards, laws, rules and regulations and the Company’s financial and accounting policies, controls and procedures. If you are a senior officer, you should seek to ensure that the internal controls and procedures in your business area are in place, understood and followed.

Accuracy of records and reports

     It is important that those who rely on records and reports—managers and other decision makers, creditors, customers and auditors—have complete, accurate and timely information. False, misleading or incomplete information undermines the Company’s ability to make good decisions about resources, employees and programs and may, in some cases, result in violations of law. Anyone involved in preparing financial or accounting records or reports, including financial statements and schedules, must be diligent in assuring that those records and reports are complete, accurate and timely. Anyone representing or certifying as to the accuracy of such records and reports should make an inquiry or review adequate to establish a good faith belief in their accuracy.

     Even if you are not directly involved in financial reporting or accounting, you are likely involved with financial records or reports of some kind—a voucher, time sheet, invoice or expense report. In addition, most employees have involvement with product, marketing or administrative activities, or performance evaluations, which can affect our reported financial condition or results. Therefore, the Company expects you, regardless of whether you are otherwise required to be familiar with finance or accounting matters, to use all reasonable efforts to ensure that every business record or report with which you deal is accurate, complete and reliable.

Intentional misconduct

     You may not intentionally misrepresent the Company’s financial performance or otherwise intentionally compromise the integrity of the Company’s reports, records, policies and procedures. For example, you may not:

•	report information or enter information in the Company’s books, records or reports that fraudulently or intentionally hides, misrepresents or disguises the true nature of any financial or non-financial transaction or result;

•	establish any undisclosed or unrecorded fund, account, asset or liability for any improper purpose;

•	enter into any transaction or agreement that accelerates, postpones or otherwise manipulates the accurate and timely recording of revenues or expenses;

•	intentionally misclassify transactions as to accounts, business units or accounting periods; or

•	knowingly assist others in any of the above.

Dealing with auditors

     Our auditors have a duty to review and audit our records in a fair and accurate manner. You are expected to cooperate with independent and internal auditors in good faith and in accordance with law. In addition, you must not fraudulently induce or influence, coerce, manipulate or mislead our independent or internal auditors regarding financial records, processes, controls or procedures or other matters relevant to their engagement. You may not engage, directly or indirectly, any outside auditors to perform any audit, audit-related, tax or other services, including consulting, without written approval from the Controller and the Audit Committee of the Board of Directors.

Prohibition on insider trading

     You may not directly or indirectly—through, for example, significant others, family members or controlled entities—buy or sell stocks or other securities of the Company or any other company based on nonpublic information obtained from your work at the Company. In addition, you may not “tip” others by providing them nonpublic information under circumstances that suggest that you were trying to help them make an investment decision. These obligations are in addition to your obligations with respect to nonpublic information generally, as discussed above.

     Privileged information is material nonpublic information about a company and its securities, which, if this information would be disclosed to the general public, may have impact on the trading price of these securities. Information which may have an (positive or negative) impact on the trading price of the securities of the Company that is not known to the general public through an official press release is privileged information. It is unlawful to disclosed any privileged information to any person (family members, friends, professional relation, financial analyst, journalist)

     Insider trading may result in criminal and civil penalties, including fines and jail sentences.

     Accordingly it is unlawful to buy or sale directly or indirectly, e.g. through family members or entities controlled by you, shares or any other securities of the Company, based on privileged information obtained within the framework of you office with the Company. Moreover, it is unlawful for any person to disclose any privileged information to any other person in circumstances where it might be considered as a willful help to take an investment decision.

     The French Code of commerce requires executive officers (i.e., the Chairman, the Directeurs Généraux Délégués, the members of the Management Board of the Company, the natural or legal persons of that Company who are Directors or members of the Supervisory Board, and the permanent representatives of the natural or legal persons who carry out such functions) as well as their non-separated spouses, to convert into nominative form or to deposit all shares issued by the Company belonging to them or to their dependent children.

     You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the probability that federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small.

     If you have any questions at all regarding trading in the Company’s securities, contact the Legal Department for guidance.

Maintaining and managing records

     You should respect the obligations set by the French regulation relating to the preservation of the document which stipulate that the corporate, accounting, tax, civil and commercial document, tax return and tax form filing and discloser, or documents relating to the Company staff during an unlimited period.

SAFEGUARDING COMPANY ASSETS

Overview

     All employees, agents and contractors are responsible for the proper use of Company assets. This responsibility applies to all of the Company’s assets, including your time, work and work product; cash and accounts; physical assets such as inventory, equipment, vehicles, computers, systems, facilities and supplies; intellectual property, such as patents, copyrights, trademarks and trade secrets; and other proprietary or nonpublic information.

•	You should use all reasonable efforts to safeguard Company assets against loss, damage, misuse or theft.

•	You should be alert to situations that could lead to loss, damage, misuse or theft of Company assets, and should report any loss, damage, misuse or theft as soon as it comes to your attention.

•	You should not use, transfer, misappropriate, loan, sell or donate Company assets without appropriate authorization.

•	You must take reasonable steps to ensure that the Company receives good value for Company funds spent.

•	You may not use Company assets in a manner that would result in or facilitate the violation of law.

•	You should use and safeguard assets entrusted to the Company’s custody by customers, suppliers and others in the same manner as Company assets.

Protecting the Company’s information

     In the course of your involvement with the Company, you may come into possession of information that has not been disclosed or made available to the general public. This nonpublic information may include, among other things:

•	financial data and projections;

•	proprietary and technical information, such as trade secrets, patents, inventions, product plans and customer lists;

•	information regarding corporate developments, such as business strategies, plans for acquisitions or other business combinations, divestitures, major contracts, expansion plans, financing transactions and management changes;

•	personal information about employees; and

•	nonpublic information of customers, suppliers and others.

     If you have any questions as to what constitutes nonpublic information, please consult the Legal Department.

     All nonpublic information must only be used for Company business purposes. You have an obligation to use all reasonable efforts to safeguard the Company’s nonpublic information. It is forbidden to disclose nonpublic information to anyone outside of the Company, except when disclosure is required by law or when disclosure is required for business purposes and appropriate steps have been taken to prevent misuse of that information. This responsibility includes not disclosing nonpublic information in, among other things, Internet discussion groups, chat rooms, bulletin boards or other electronic media. In cases where disclosing nonpublic information is required or necessary, you should coordinate with the Legal Department. The misuse of nonpublic information is contrary to Company policy and may also be a violation of law.

     Each employee is required to sign an agreement applicable to the jurisdiction that they are employed in that addresses the use and disclosure of confidential information of the Company.

RESPONSIBILITIES TO OUR CUSTOMERS, SUPPLIERS AND COMPETITORS

Overview

     You should respect the rights of, and deal fairly with, the Company’s customers, suppliers, business partners and competitors in compliance with law. You should not take unfair advantage of anyone through deception, misrepresentation, manipulation, coercion, abuse of privileged information or any intentional unfair business practice.

Improper payments

     You should not authorize, offer, promise or give, or solicit or accept, money, gifts, entertainment, privileges, gratuities, benefits or other items of value intended to improperly influence, directly or indirectly, any business decision or that otherwise violate law or create the appearance of impropriety. You should contact the Legal Department if you have any questions as to whether a payment is proper.

Gifts and entertainment

     You may, from time to time, provide or accept business amenities to aid in building legitimate business relationships. Business amenities may include gifts, meals, services, entertainment, reimbursements, favors, privileges or other items of value.

     Any business amenity should be consistent with customary business practice and reasonable and appropriate for the circumstance. Business amenities should not be lavish or excessive. Business amenities should not violate law or create an appearance of impropriety. You should avoid providing or accepting any cash payment, or other business amenity that can be construed as a bribe or payoff. All Company funds expended for business amenities must be accurately recorded in the Company’s books and records. We encourage you to contact the Legal Department if you have any questions as to whether a business amenity is permissible.

     In some business situations outside of the United States, it is customary and lawful for business executives to present gifts to representatives of their business partners. These gifts may be of more than a nominal value, and under the circumstances, returning the gifts or paying for them may be an affront to the giver. If you find yourself in such a situation, you must report the gift to the General Counsel. In some cases, you may be required to turn the gift over to the Company.

     Special restrictions apply when dealing with government employees. For more information, see the next section on “Working with Governments”.

Selecting suppliers

     The Company’s policy is to select suppliers based on the merits of their products, services and business practices and to purchase supplies based on need, quality, service, price and other terms and conditions of sale. You may not establish a business relationship with any supplier if you know that its business practices violate applicable laws.

Handling the nonpublic information of others

     You must handle the nonpublic information of others responsibly in accordance with both our agreements with them and in accordance with applicable legislation. Nonpublic information of others includes notes, reports, conclusions and other materials prepared by a company employee based on the nonpublic information of others.

     You should not knowingly accept information offered by a third party, including a customer, supplier or business partner, that is represented as nonpublic, or that appears from the context or circumstances to be nonpublic, unless an appropriate nondisclosure agreement has been signed with the party offering the information. You should contact the Legal Department to coordinate the appropriate execution of nondisclosure agreements on behalf of the Company.

     Even after a nondisclosure agreement is in place, you should accept only the information that is necessary or appropriate to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive information is offered and it is not necessary or appropriate for your immediate purposes, it should be refused. If any such information is inadvertently received, it should be transferred to the Legal Department for appropriate disposition.

     Once the Company has received nonpublic information, you should use all reasonable efforts to:

•	abide by the terms of the relevant nondisclosure agreement, including any obligations with respect to the return or destruction of the nonpublic information;

•	limit the use of the nonpublic information to the only purpose for which it was disclosed; and

•	disseminate the nonpublic information only to those other Company employees, agents or contractors with a need to know the information to perform their jobs for the Company.

Improperly obtaining or using assets or information

     You may not unlawfully obtain or use the materials, products, intellectual property, proprietary or nonpublic information or other assets of anyone, including suppliers, customers, business partners and competitors. You may not coerce or improperly induce past or present employees of other companies to disclose proprietary or nonpublic information of their former or other employers.

Free and fair competition

     It is our policy to compete lawfully in the marketplace. Our commitment to fairness includes respecting the rights of our competitors to compete lawfully in the marketplace and abiding by all applicable laws in the course of competing.

     Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. These laws are broad and far-reaching and regulate the Company’s relationships with its distributors, resellers, suppliers and customers. Competition laws generally address the following areas: pricing practices (including predatory pricing, price fixing and price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination and many other practices.

     Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. Collusion among competitors is illegal, and the consequences of a violation are severe. You must not enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts or other terms or conditions of sale; profits or profit margins; costs; allocation of product, customers, markets or territories; limitations on production or supply; boycotts of customers or suppliers; or bids or the intent to bid, or even discuss or exchange information on these subjects.

     The Company is committed to obeying both the letter and spirit of these laws, which are often referred to as antitrust, consumer protection, competition or unfair competition laws. Although the spirit of these laws is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, you should have a basic knowledge of them and should promptly involve our Legal Department when questionable situations arise.

WORKING WITH GOVERNMENTS

Overview

     Special rules govern our business and other dealings with governments. Employees, agents and contractors of the Company should use all reasonable efforts to comply with all applicable laws and regulations governing contact and dealings with governments, government employees and public officials. If you deal with governments, government employees or public officials, you should undertake to understand the special rules that apply. If you have any questions concerning government relations, you should contact the Legal Department.

Government contracts

     You should use all reasonable efforts to comply with all relevant laws and regulations that apply to government contracting. You should refer all contracts with any governmental entity to the Legal Department for review and approval.

Requests by regulatory authorities

     You must cooperate with appropriate government inquiries and investigations in accordance with law. It is important, however, to protect the legal rights of the Company with respect to its nonpublic information. All government requests for Company information, documents or investigative interviews should be referred to the Legal Department. You should work with the Legal Department in responding to requests by regulatory authorities to ensure adequate and complete responses and to avoid improper disclosure of attorney-client privileged materials, trade secret information or other nonpublic information. This policy should not be construed to prevent an employee from disclosing information to a government or law enforcement agency, where the employee has reasonable cause to believe that the information discloses a violation of, or noncompliance with, a state or federal statute or regulation and where such information is not subject to attorney-client privilege.

Improper payments to government officials

     You may not offer any payment or business amenity to a public official or a government employee if doing so could reasonably be construed as having any connection with the Company’s business, even if it has a nominal value or no value at all. You should be aware that what may be permissible in dealings with commercial businesses may be deemed illegal and possibly criminal in dealings with the government. You should contact the Legal Department for guidance.

Political contributions

     The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s assets—including Company funds, employees’ work time and Company premises and equipment—must not be used for, or be contributed to, political campaigns or political activities under any circumstances without prior written approval.

Trade restrictions

     A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries that the

U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to deemed exports from the United States and to deemed exports of products from other countries when those products contain U.S.-origin components or technology. Software created in the United States is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States or access by foreign nationals to certain technology may constitute a controlled export. The Legal Department can provide you with guidance on which countries are prohibited destinations for Company products or whether a proposed technical presentation or the provision of controlled technology to foreign nationals may require a U.S. government license.

PROCEDURAL MATTERS

Distribution

     All employees will receive a copy of this Code and will receive periodic updates. Agents and contractors should also be provided with a copy of the Code.

Approvals and waivers

     Except as otherwise provided in this Code, the Board of Directors or its designated committee must review and approve any matters requiring special permission under this Code for a member of the Board of Directors or an executive officer. Except as otherwise provided in this Code, the Chief Financial Officer and the General Counsel must review and approve any matters requiring special permission under this Code for any other employee, agent or contractor.

     Any waiver of any provision of this Code for a member of the Board of Directors or an executive officer must be approved in writing by the Board of Directors or its designated committee and promptly disclosed, along with the reasons for the waiver, to the extent required by law or regulation. Any waiver of any provision of this Code with respect to any other employee, agent or contractor must be approved in writing by the Chief Financial Officer and the General Counsel.

     Copies of approvals and waivers will be retained by the Company.

Reporting violations

     You may report violations or suspected violations of this Code in accordance with the procedures outlined in this Code. If you make an anonymous report, please provide as much detail as possible, including copies of any documents that you believe may be relevant to the issue.

     In trying to determine whether any given action is appropriate, keep these steps in mind:

•	Obtain all relevant facts;

•	Using your judgment and common sense, evaluate whether the action seems unethical or improper;

•	Seek guidance;

•	If your concerns relate to accounting, internal controls or auditing matters, or if the General Counsel is implicated in any violation or suspected violation, you may also contact the Audit Committee of the Board of Directors;

•	You are invited to be sincere and available during investigations into possible Code violations;

•	Reprisals, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Investigations

     The Board of Directors or its designated committee will be responsible for investigating violations and determining appropriate disciplinary action for matters involving members of the Board of Directors or executive officers. The Board of Directors or its designated committee may designate others to conduct or manage investigations on its behalf and recommend disciplinary action.

     Subject to the general authority of the Board of Directors to administer this Code, the Chief Financial Officer and the General Counsel will be jointly responsible for investigating violations and determining appropriate disciplinary action for other employees, agents and contractors. The Chief Financial Officer and the General Counsel may designate others to conduct or manage investigations on their behalf and recommend disciplinary action. The Chief Financial Officer and the General Counsel will periodically report Code violations and the corrective actions taken to the Board of Directors or its designated committee. The Board of Directors reserves the right to investigate violations and determine appropriate disciplinary action on its own or to designate others to do so in place of, or in addition to, the Chief Financial Officer and the General Counsel.

     The Company will promptly investigate any suspected violations. If it is determined that evidence of a violation exists, the individual subject to investigation will be notified. The subject of an investigation will have an opportunity to respond to any allegations made against that person. The Company will follow local grievance procedures in jurisdictions where such procedures apply.

Financial Reporting

     You should make appropriate inquiries in the event that you see, for example:

•	financial results that seem inconsistent with underlying business performance;

•	inaccurate financial records, including travel and expense reports, time sheets or invoices;

•	the circumventing of mandated review and approval procedures;

•	transactions that appear inconsistent with good business economics;

•	the absence or weakness of processes or controls; or

•	persons within the Company seeking to improperly influence the work of our financial or accounting personnel, or our external or internal auditors.

     Dishonest or inaccurate reporting can lead to civil or even criminal liability for you and the Company and can lead to a loss of public faith in the Company. You are required to report promptly any case of suspected financial or operational misrepresentation or impropriety in accordance with the procedures outlined in the Legal Compliance Policy.

Keeping the Audit Committee informed

     The Audit Committee plays an important role in ensuring the integrity of our public reports. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should notify the Audit Committee of the Board of Directors. In particular, the Chief Executive Officer, President and senior financial officers such as the Chief Financial Officer and the Controller should promptly bring to the attention of the Audit Committee any information of which he or she may become aware concerning, for example:

•	the accuracy of material disclosures made by the Company in its public filings;

•	significant deficiencies in the design or operation of internal controls or procedures that could adversely affect the Company’s ability to record, process, summarize or report financial data;

•	any evidence of fraud that involves an employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or procedures; or

•	any evidence of a material violation of the policies in this Code regarding financial reporting or any evidence of a violation of law regarding financial reporting.